SOUTH JERSEY INDUSTRIES, INC.
                   Number One South Jersey Plaza, Route 54
                          Folsom, New Jersey 08037

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               April 23, 1998

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of South Jersey Industries, Inc. will be held at the office of the Company, Number One South Jersey Plaza, Route 54, Folsom, New Jersey, on Thursday, April 23, 1998, at 10:00 A.M., Eastern Time, for the following purposes:

        1. To elect four Directors:
            a. Three Directors in Class III (Term expiring in 2001).
            b. One Director in Class II (Term expiring in 2000).

        2. To approve the action of the Board of Directors in appointing Deloitte & Touche LLP as auditors for the year 1998.

        3. To transact such other business that may come before the meeting.


    The Board of Directors has fixed the close of business on March 2, 1998 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof, and only holders of stock of the Company of record on that date are entitled to notice of and to vote at the meeting and any adjournments.


    If you do not expect to be personally present at the meeting, please fill in and sign the enclosed form of proxy and return it promptly in the accompanying business reply envelope.

                     By Order of the Board of Directors,

                                                 George L. Baulig
                                                 Secretary

Folsom, N.J. 08037
March 13, 1998

                           YOUR VOTE IS IMPORTANT
            YOU ARE URGED TO VOTE, DATE, SIGN AND PROMPTLY RETURN
                     YOUR PROXY IN THE ENCLOSED ENVELOPE

                        SOUTH JERSEY INDUSTRIES, INC.
                               PROXY STATEMENT

   This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of South Jersey Industries, Inc. to be held on April 23, 1998, at the office of the Company, located at Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037. The approximate date on which proxy material will first be sent to shareholders is March 13, 1998.

    This solicitation of proxies is made on behalf of the Board of Directors of South Jersey Industries, Inc. and the Company will bear the cost of the solicitation. The solicitation will be made by mail, and, in addition, the Secretary of the Company and regular employees of the Company may solicit proxies by telephone, telegram or in person. The Company may also employ a professional proxy-soliciting firm, the cost of which will not exceed $7,500 plus expenses. The Company will furnish brokerage houses and other custodians, nominees or fiduciaries with the number of additional copies of its proxy material and Annual Report to Shareholders necessary to supply those materials to the beneficial owners of stock of the Company.

    Directors are elected by a plurality vote of all votes cast at the meeting. Abstentions and broker non-votes will be treated as present for the purposes of determining a quorum, but will not affect the election of directors and will not be counted in tabulating the number of votes cast on the appointment of independent accountants.

    Signed proxies in the accompanying form received by the Company will be voted at the meeting or any adjournments thereof and, where such a proxy contains a specific instruction as to any matter to be acted on, the shares represented by the proxy will be voted accordingly. A shareholder who signs and returns a proxy may revoke it at any time before it is voted. Attendance at any meeting by a shareholder who has given a proxy does not revoke the proxy; to revoke the proxy, the attending shareholder must so notify the secretary of the meeting in writing prior to the voting of the proxy.


    The Company had 10,773,888 shares of Common Stock outstanding as of March 2, 1998. The holders of Common Stock have one vote per share on each matter to be acted upon. Only shareholders of record at the close of business on March 2, 1998 will be entitled to vote at the meeting.


                            ELECTION OF DIRECTORS

    At the Annual Meeting, four directors are to be elected to the Board of Directors. Three nominees are to be elected in Class III to hold office for a term of three years and one nominee is to be elected in Class II for a term of two years. It is intended that the votes of the persons designated as proxies in the accompanying form of proxy will be cast for the following persons as directors: Class III (term expiring in 2001) -Thomas L. Glenn, Jr., Dr. Herman D. James, Frederick R. Raring; Class II (term expiring in
2000) - Clarence D. McCormick. In December 1997, Mr. William F. Ryan, a Class II director whose term would have expired in 2000, died and as a result, the Board of Directors was reduced from ten to nine members. Mr. McCormick, a Class III director whose current term expires this year, is standing for election as a director in Class II for a term of two years, to make the number of directors in each class equal. All of the nominees have previously been elected by the Company's shareholders. While it is not anticipated that any of the nominees will be unable to serve, if any should become unable to accept nomination or election, it is intended that the persons designated as proxies in the accompanying form of proxy will vote for the election of such other person as the Board of Directors may recommend.

                                  NOMINEES
                     Class III (Term expiring in 2001)

Thomas L. Glenn, Jr. has been a director since 1986. Age 63. Member of the Executive Committee, the Corporate Development Committee, the Nominating Committee and Chairman of the Environmental Committee. Chairman (1984 to date) of Glenn Insurance, Inc. Absecon, NJ; trustee, of Atlantic City Medical Center Foundation, Atlantic City, NJ.

Herman D. James, Ph.D. has been a director since 1990. Age 54. Member of the Audit Committee and the Nominating Committee. President, Rowan University (formerly Glassboro State College) (1984 to date), Glassboro, NJ; director American Association of State Colleges and Universities, Washington, DC; director New Jersey State Chamber of Commerce, Trenton, NJ.


Frederick R. Raring has been a director since 1995. Age 60. Member of the Audit Committee and the Environmental Committee. President, (1990 to date) of Seashore Supply Company, Atlantic City, NJ, a major distributor of plumbing and heating supplies and materials.

                                  NOMINEES
                      Class II (Term expiring in 2000)

Clarence D. McCormick has been a director since 1979. Age 68. Member of the Executive Committee, Chairman of the Compensation/Pension Committee and the Corporate Development Committee. Chairman, President and CEO (1988 - 1995), Chairman and CEO (1995 to date), of The Farmers and Merchants National Bank of Bridgeton, NJ; Chairman and President of Southern Jersey Bancorp of Delaware (1989 to date); director of such banks; director of the Cumberland Mutual Insurance Company; director American Automobile Association of Southern New Jersey.


                       DIRECTORS CONTINUING IN OFFICE
                      Class II (Term expiring in 2000)

Anthony G. Dickson has been a director since 1995. Age 49. Member of the Corporate Development Committee, the Environmental Committee and the Nominating Committee. President (1991 to date), of New Jersey Manufacturers Insurance Company and New Jersey Re-Insurance Company, West Trenton, NJ; director Alliance of American Insurers, Schaumburg, IL; trustee, Rider University.

Shirli M. Vioni, Ph.D. has been a director since 1983. Age 57. Chairman of the Audit Committee and Member of the Compensation/Pension Committee. President, Billings-Vioni Management Associates (1990 to date), Gahanna, OH, a human resource consulting firm; formerly Superintendent, Oberlin City Schools (1994 to 1997), Oberlin, OH.

                      DIRECTORS CONTINUING IN OFFICE
                      Class I (Term Expiring in 1999)

Richard L. Dunham, Chairman of the Board and Acting Chief Executive Officer of the Company. Has been a director since 1984. Age 68. Member of the Executive Committee and the Corporate Development Committee. Formerly Chairman (1988 - 1995), President (1980 - 1988), of Zinder Companies, Inc. economic and regulatory consulting firms, Washington, DC; Member (1986 -
1995) of Advisory Council of Gas Research Institute, Chicago, Il; Former Chairman (1975-1977) of the Federal Power Commission (now FERC), Washington, DC.

W. Cary Edwards has been a director from April 1990 - January 1993 and September 1993 to date. Age 53. Member of the Compensation/Pension Committee and the Environmental Committee. Commissioner, N.J. State Commission on Investigation (1997 to date), Managing Partner, Edwards Caldwell & Poff, Esqs. (1993 to date); Of Counsel (1993) and NJ Managing Partner (1990 - 1993), law firm of Mudge Rose Guthrie Alexander & Ferdon; Attorney General, State of New Jersey (1986 - 1989); Chief Legal Counsel - Governor of NJ (1982 - 1986).

Peter M. Mitchell, Ph.D. has been a director since 1981. Age 63. Member of the Executive Committee, the Audit Committee, the Compensation/Pension Committee and Chairman of the Nominating Committee. President, Massachusetts Maritime Academy, Buzzards Bay, MA (1994 to date); Vice Chancellor (1983 - 1994), Higher Education Coordinating Council, formerly the Board of Regents of Higher Education, Boston, MA; director, Banc Boston, Regional Board, Boston, MA.


               SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

                                 Number of Shares
                                 of Common Stock
                                 Owned Beneficially           % of
Name                             as of Jan. 23, 1998 (1)(2)   Class
----                             --------------------------   -----
Anthony G. Dickson                             4,202
Richard L. Dunham                              4,395
W. Cary Edwards                                2,536
Thomas L. Glenn, Jr.                           6,521           0.1%
Herman D. James, Ph.D                          2,486
Clarence D.  McCormick                         6,269           0.1%
Peter M.  Mitchell, Ph.D                       3,643
Frederick R. Raring                           94,683           0.9%
Shirli M. Vioni, Ph.D                          4,595
The Farmers and Merchants National
 Bank of Bridgeton, Trustee for
 Company Thrift Plan                       1,453,309          13.5%

15 directors, nominees and
 officers as a group                       1,643,174          15.3%

(1) Based on information furnished to the Company by the respective directors, nominees and officers of the Company. The Company is informed that these persons have sole voting power and sole power of disposition with respect to the shares of Common Stock shown opposite their names, with the following exceptions: 79,936 of the shares owned by officers as a group are held in the Company's Thrift Plan, and the Trustee of the Plan has sole power to vote (but no power to dispose of) such shares; and 1,530 shares of the officers as a group are not now held by them but may be acquired through the exercise of stock options, which are exercisable within sixty days.

(2) Includes 50 shares awarded to each director in 1997 under the Restricted Stock Program For Directors. Owners of restricted stock have power to vote the shares, but have no investment power with respect to the shares until the restrictions lapse.

                           THE BOARD OF DIRECTORS

Certain Transactions

    Gas Company and other subsidiaries of the Company have maintained banking relationships for a number of years with The Farmers and Merchants National Bank of Bridgeton, of which Mr. McCormick is Chairman, and a director, and expect to continue such relationships. The highest aggregate indebtedness of Gas Company and other subsidiaries of the Company to that bank during 1997 was $5,631,000, and the amount of such indebtedness at December 31, 1997 was $5,618,000. Loans made to Gas Company and other subsidiaries by that bank are made on terms that are usual and customary at the time they are made. The bank is also trustee of the Employee Thrift Plan and the Employee Stock Ownership Plan. During 1997 Gas Company paid $240,100 for purchases of pipe and fittings from Seashore Supply Company of which Mr. Raring is President.

Meetings of the Board of Directors And Its Committees

    The Board of Directors of the Company met twelve times in 1997. All Directors attended 75% or more of the total of (i) the number of meetings of the Board of Directors held during the period such director was in office and (ii) the number of meetings of the committees of the Board on which he or she served. The average attendance for all Board and Committee meetings in 1997 was 98%. During 1997, each of the directors of the Company also served on the Boards of one or more of Gas Company, EMI, R&T, Energy, or SJ EnerTrade, the five direct subsidiaries of the Company. In 1997, each of these Boards met nine times.

    The Audit Committee of the Board of Directors, which met three times in 1997, is composed of directors who are not officers, namely, Dr. Shirli M. Vioni, Chairman, Dr. Herman D. James, Dr. Peter M. Mitchell and Frederick
R. Raring. The Audit Committee (1) annually recommends to the Board a firm of independent public accountants for appointment as auditors of the Company; (2) reviews with the independent auditors the scope and results of each annual audit; (3) reviews with the independent auditors and the Company's internal auditors suggestions or recommendations made by either of them; (4) reviews with appropriate Company officers the performance of the independent auditors and the internal auditors; (5) considers the possible effect on the independence of the independent auditors of each professional service rendered or to be rendered by such auditors; and (6) reviews and makes recommendations to the Board of Directors regarding the Annual Report to Shareholders.

    The Compensation/Pension Committee of the Board of Directors, which met seven times in 1997, is composed of four directors who are not officers, namely, Clarence D. McCormick, Chairman, W. Cary Edwards, Dr. Peter M. Mitchell and Dr. Shirli M. Vioni. The Compensation/Pension Committee (1) grants options and otherwise administers the Stock Option and Stock Appreciation Rights Plan; and (2) reviews and makes recommendations to the Board of Directors on the operations, performance and administration of the retirement plan, other employee benefit plans, and employment policies and forms of compensation, including the performance and levels of compensation of the officers of the Company.

    The Corporate Development Committee of the Board of Directors met four times in 1997. It is composed of Clarence D. McCormick, Chairman, Anthony
G. Dickson, Richard L. Dunham, and Thomas L. Glenn, Jr. Among its functions, the Corporate Development Committee (1) Reports to the Board of Directors regarding the strategic planning function of the Company; (2) considers proposals and makes recommendations to the Board of Directors regarding profit opportunities related or unrelated to the Company's current lines of business; and (3) reviews and makes recommendations to the Board of Directors regarding corporate acquisitions, consolidations or subsidiary joint ventures or investments.

    The Environmental Committee of the Board of Directors, which met two times in 1997, is composed of four directors, namely, Thomas L. Glenn, Jr., Chairman, Anthony G. Dickson, W. Cary Edwards and Frederick R. Raring. The Environmental Committee (1) reviews and evaluates management activities with respect to the environmental remediation of the Company's and its subsidiaries' current and former properties; and (2) oversees litigation against the Companies' insurance carriers for the recovery of remediation costs.

    The Executive Committee of the Board of Directors which met two times in 1997, is composed of four directors, namely, Richard L. Dunham, Thomas
L. Glenn, Jr., Clarence D. McCormick and Dr. Peter M. Mitchell. The Executive Committee (1) formulates policies to be followed in planning and conducting the business and affairs of the Company; and (2) may act on behalf of the Board of Directors during intervals between meetings of the Board in the management of the business and affairs of the Company.

    The Nominating Committee of the Board of Directors met three times in 1997. It is composed of Dr. Peter M. Mitchell, Chairman, Anthony G. Dickson, Thomas L. Glenn, Jr. and Dr. Herman D. James. Among its functions, the Executive Committee (1) maintains a list of prospective candidates for directors, including those recommended by shareholders; (2) reviews the qualifications of candidates for directors; and (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to the Board at the Annual Meeting of Shareholders. The Nominating Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in writing to the Secretary of the Company.

Compensation Of Outside Directors

    Directors of the Company who are not officers of the Company and who are not members of the Executive Committee of the Board are paid an annual retainer of $7,500 plus 50 shares of restricted common stock and fees of $950 per meeting for each meeting of the Boards of the Company, Gas Company, EMI, R&T, Energy and EnerTrade, respectively, that they attend, except that the maximum fee paid to any person for attendance at one or more meetings of these Boards held on the same day is $950. Members of the Executive Committee of the Board who are not officers of the Company are paid an annual retainer of $10,000 plus 50 shares of restricted common stock and receive the same attendance fees as the other non-officer directors. The Company has established a policy to recognize exceptional service to the Company beyond that service normally provided by a board member. In 1997 no payments were made under this policy. Directors who are also officers of the Company receive no compensation other than their regular compensation. Members of all the Committees of the Company or of a subsidiary are paid

$475 for each meeting of those Committees that they attend if the meeting is held on the same day as a Board meeting or $950 if the meeting is held on any other day. Chairmen of each of those committees are paid an additional $200 for each meeting of their Committee that they attend. The Company has established a plan whereby directors may elect to defer the receipt of fees until a specified date or until retirement from the Board. The deferred amount, together with interest, may be paid in a lump sum or in equal annual installments, as the director elects.


                           EXECUTIVE COMPENSATION

Summary Compensation Table

                                 Annual Compensation
                                 -------------------
(a)                (b)         (c)        (d)      (e)              (i)
Name                                              Other
and                                               Annual          All Other
Principal                                         Compen-         Compen-
Position           Year      Salary      Bonus    sation(2)       sation(3)
-----------------  ----    --------      -----    ---------       --------
William F. Ryan,   1997    $438,750        -      $15,177         $31,144
Chairman,          1996     405,000        -       13,903          19,586
President & CEO    1995     395,000        -       13,371          19,576
(1)

Charles Biscieglia 1997     169,500        -          658           9,534
Vice President and 1996     159,500        -         -              9,294
Executive Vice     1995     157,000     $5,000       -              9,324
President, COO of
South Jersey Gas
Company

Joseph E.          1997     142,500        -         -              6,795
McCullough, Vice   1996     123,542        -         -              5,093
President, Sr.     1995     117,500      4,000       -              4,823
Vice President of
South Jersey Gas
Company and
President of South
Jersey Energy
Company

George L. Baulig,  1997     126,250        -         -              8,535
Secretary &        1996     110,000        -         -              7,030
Treasurer          1995     105,000      3,000       -              6,842
and Secretary of
Subsidiary
Companies

David A. Kindlick, 1997     125,000        -         -              4,246
Vice President and 1996     101,500        -         -              3,454
Vice President of  1995      97,000      5,000       -              3,308
South Jersey
Gas Company

                                   - 8 -


Footnotes to Summary Compensation Table

    (1) Mr. Ryan died on December 28, 1997. On December 30, 1997 Mr. Richard L. Dunham was elected Chairman and Acting CEO of the Company. No salary or benefits were paid to Mr. Dunham in this capacity in 1997.

    (2) The Internal Revenue Code limits the contributions that may be made by or on behalf of an individual under defined contribution plans such as the Company's Thrift Plan. The Company has adopted a policy of currently reimbursing its executive officers with the amount of Company contributions that may not be made because of this limitation (including the tax liability incurred by the additional income). Pursuant to this policy, Messrs. Ryan and Biscieglia were paid $15,177 and $658, respectively, in 1997, which amounts are included in column (e) of the Summary Compensation Table.

    (3) Column (i) includes Employer Contributions to Thrift Plan, income value of group life insurance and increase in vested benefit level of deferred compensation contract. 1997 values for these items are:


                          Ryan   Biscieglia McCullough  Baulig  Kindlick

Thrift Plan            $  4,500    $ 4,700   $ 4,275   $ 3,788   $ 3,750
Group Life Insurance     10,062      1,949     2,520     2,265       496
Deferred Compensation    16,582      2,885       -       2,482       -




Aggregated Option Exercises in Last Fiscal
Year and Fiscal Year-End Option Values


(a)                    (b)         (c)          (d)                 (e)
                                            Number of
                                            Securities         Value
                                            Underlying         of Unexercised
                                            Unexercised        In-The-Money
                    Shares                  Options at         Options at
                    Acquired     Value      Fiscal Year-End    Fiscal Year-End
Name                on Exercise  Realized   (All Exercisable)  (All Exercisable)
William F. Ryan       15,300      $112,575        -                 -
Charles Biscieglia       -           -          4,000            $22,500
George L. Baulig         -           -          1,530             19,003
David A. Kindlick        -                      1,510             11,959


    In 1987, the Company adopted a stock option and stock appreciation rights plan for its officers and other key employees. Of the 304,475 options authorized, 87,750 options have been awarded. 74,690 of these awarded options have been exercised. No options were granted under the plan in 1997.

    The Company has Employment Agreements with certain of its officers, including Messrs. Biscieglia, McCullough, Baulig and Kindlick. Each Agreement is for a 3-year period ending September 30, 1999, and provides for a base salary that will be reviewed periodically, but will be not less than what was being paid at the beginning of the period. If a change of control (as defined in the Agreement) occurs during the period of the Agreement, the Agreement is automatically extended for 3 years from the date the change of control occurs. If, during the extended term of the Agreement, the officer's employment is terminated for other than cause, or he resigns after there has been a significant adverse change in his employment arrangements with the Company, he is entitled to a severance payment equal to 300% of his average annual compensation during the preceding 5 calendar years. If the officer's employment agreement is terminated for other than cause without a change of control, he is entitled to a severance payment equal to 150% of his average annual compensation during the preceding 5 calendar years. The Company also had an employment agreement with Mr. Ryan, who died on December 28, 1997. That agreement contained the same change of control provisions summarized above. In addition, Mr. Ryan's contract, which would have ended April 30, 2000, provided a base salary of $450,000 to be reviewed annually. Mr. Ryan's spouse is entitled to the continuation of his base salary and certain medical benefits for the balance of the term of his agreement. Mr. Ryan's employment could have been terminated by the Company only for cause, disability or retirement.

Pension Plans For Executives

    The following table illustrates the current retirement benefits under the salaried employee pension plan, and the supplemental executive retirement plan, assuming the executive was born in 1936 and retires at the normal retirement age of 62.



                               Years of Service
Remuneration  15        20        25        30        35        40

$125,000    $ 43,750  $ 56,250  $ 68,750  $ 81,250  $ 81,250  $ 81,250
 150,000      52,500    67,500    82,500    97,500    97,500    97,500
 175,000      61,250    78,750    96,250   113,750   113,750   113,750
 200,000      70,000    90,000   110,000   130,000   130,000   130,000
 225,000      78,750   101,250   123,750   146,250   146,250   146,250
 250,000      87,500   112,500   137,500   162,500   162,500   162,500
 300,000     105,000   135,000   165,000   195,000   195,000   195,000
 400,000     140,000   180,000   220,000   260,000   260,000   260,000
 450,000     157,500   202,500   247,500   292,500   292,500   292,500
 500,000     175,000   225,000   275,000   325,000   325,000   325,000


    As employees, the executive officers of the Company are eligible for benefits under a tax-qualified pension plan for salaried employees provided by the Company. Compensation considered under the pension plan consists of base salary only, which in the case of the executive officers is equal to the cash compensation reported in column (c) of the Summary Compensation Table. Employees do not make contributions to the plan, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested by insurance companies of recognized standing until they are used to provide retirement benefits. Under certain circumstances, early retirement with reduced annual benefits is permitted (but not before age 55). Executive officers who are 50 years of age or older are also covered by an unfunded supplemental retirement plan that is designed in general to provide the officer with a minimum retirement benefit from the salaried employee pension plan and the supplemental plan that aggregates 2% of the average of the highest three of the final six years salary (as defined in the plan), for each year of service, plus 5%. Pursuant to Mr. Ryan's agreement, he would have retired with 33.6 years of service. Assuming continued employment and retirement at age 60, Messrs. Biscieglia, McCullough, Baulig and Kindlick will have, respectively, 36, 19, 42 and 35 years of credited service. No credit is provided under the supplemental plan for more than 30 years of service.

Compensation/Pension Committee Report on Executive Compensation

    The Compensation/Pension Committee of the Board of Directors has prepared the following report for inclusion in this proxy statement.

   Compensation of executive officers of the Company is almost exclusively by base salary. Such compensation was last increased in October 1997. The Company did not make use of annual incentive awards or long-term incentive award programs during 1997. No bonuses were paid nor stock options granted in 1996 or 1997.

    The compensation recommended and approved for executive officers is intended to enhance the earnings and financial strength of the Company through the focus of attention and efforts on the maintenance of high levels of customer satisfaction and a proactive stance in the operation of the Company in an increasingly competitive environment.

    Compensation paid to the executive officers of the Company as set forth in the Summary Compensation Table on page 8 is fixed by the Board of Directors and is based on recommendations of the Committee. These compensation levels reflect the promotions, announced in April, June, and November of 1997, of four employees of South Jersey Gas Company to hold positions with the Company for the first time in connection with the expanded rate of non-regulatory businesses and succession planning. In setting these base salary compensation levels, the Board took into account each executive's experience and actual performance of each of their respective areas of responsibility in addition to the factors described below.

    The compensation of the chief executive officer, William F. Ryan, who died on December 28, 1997, was increased by 3.4% to an annual rate of $450,000 in October 1997. The Committee based its recommendation for this increase on the earnings performance of the Company during 1997 and the successful entry by the Company into non-regulated areas of activity.

    In making its recommendations for executive officer compensation, including that for the chief executive officer, the Committee considers a number of factors: an appraisal and evaluation of the officer's performance; the earnings performance of the Company; information supplied by a nationally recognized compensation consulting firm and to a lesser extent, other executive compensation surveys in which the Company or its subsidiaries participate. External values are determined through comparative market evaluation of executive compensation levels against organizations of similar scope, size, industry and operating structure, which are not necessarily included in the Standard & Poor's Utility Index. Data from multiple survey sources is extracted from the market for both salary and total compensation. While the long-term objective has been to fix salary for executives at or near the median of the comparative group, it is recognized that occasionally salaries may fall above or below the median. The Committee has not adopted a specific formula relationship between changes in the Company's earnings performance and changes in the levels of executive compensation.

                                Clarence D. McCormick, Chairman
                                W. Cary Edwards
                                Dr. Peter M. Mitchell
                                Dr. Shirli M. Vioni

STOCK PERFORMANCE GRAPH

Set forth below is a graph that shows in the form of an index (1992 = 100), for the 1992 - 1997 period, the cumulative total return on the Company's Common Stock (consisting of the change in share price during each year plus dividends received which are assumed to be reinvested) compared to the Standard & Poor's 500 Index and the Standard & Poor's Utility Index. The Standard & Poor's Utility Index is a commonly used indicator of utility common stock performance based on selected gas, electric and telephone companies. The compounded annual growth rate for the Company on the graph is 13.19%. This compares to 20.23% for the Standard & Poor's 500 Index and 13.91% for the Standard & Poor's Utility Index.

Indexed Total Return Assuming Dividends Reinvested Over a 5 Year Period

                                (Chart)


               1992       1993       1994       1995       1996     1997
S&P 500       100        110.03     111.53     153.29     188.39   251.18
S&P UTILITY   100        114.35     105.33     149.39     154.03   191.79
SJI           100        111.57      91.91     125.45     140.88   185.80


                          APPOINTMENT OF AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors, subject to the approval of the shareholders, has appointed Deloitte & Touche LLP, independent public accountants, as the auditors of the Company for the year 1998. Unless otherwise directed, it is proposed to vote proxies "FOR" approval of this appointment.

    Deloitte & Touche LLP served as the auditors of the Company during the year 1997. During 1997, the audit services performed by that firm for the Company consisted of the audits of the financial statements of the Company and its subsidiaries and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission, the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act.

                  ANNUAL REPORT AND FINANCIAL INFORMATION

    A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1997 accompanies this proxy statement. The Annual Report is not proxy soliciting material or a communication by means of which any solicitation is made. A representative of Deloitte & Touche LLP, whose report on the Company's financial statements appears in the Annual Report, will be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to questions from shareholders.

    Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Company's Common Stock, or who represents in good faith that he was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send to such person, without charge, a copy of its Annual Report on Form 10-K for 1997, as filed with the Securities and Exchange Commission. Requests for this report should be directed to George L. Baulig, Secretary, South Jersey Industries, Inc., Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037.

                               OTHER MATTERS

    Any proposal which a qualified shareholder of the Company wishes to include in the Company's proxy statement to be released to shareholders in connection with the 1998 Annual Meeting of Shareholders that is received by the Company after November 13, 1998 will not be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting. To be a qualified shareholder, a shareholder must have owned at least $1,000 in market value of the Company's securities for at least one year before the date of submission of the proposal to the Company. In compliance with the Company's bylaws, stockholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to an announced annual meeting date of (i) business the stockholder wishes to raise at the meeting and
(ii) persons, if any, the stockholder wishes to nominate for election as directors at that meeting.

    The Board of Directors knows of no matters, other than those set forth in the Notice of Annual Meeting of Shareholders, to come before the 1998 Annual Meeting. If any other matters or motions properly come before the Meeting, including any matters dealing with the conduct of the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment.

                    By Order of the Board of Directors,

                                                George L. Baulig
                                                   Secretary

March 13, 1998

APPENDIX - FORM OF PROXY

      (FRONT)

SOUTH JERSEY INDUSTRIES, INC.                      THIS PROXY IS SOLICITED
                                             ON BEHALF OF THE BOARD OF DIRECTORS
                       1998 Annual Meeting of Shareholders

     The undersigned shareholder hereby appoints R.L. Dunham and G.L. Baulig, and each of them, attorneys and proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of South Jersey Industries, Inc. on Thursday, April 23, 1998, and at any adjournments thereof, as indicated below and in accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any adjournments, all as set forth in the accompanying notice and proxy statement, the receipt of which the undersigned acknowledges.

1.  For the election of four Directors:

    FOR all nominees listed below [ ]           WITHHOLD AUTHORITY to vote for
    (except as shown to the contrary below)     all nominees listed below [ ]

    Class III (Term expiring in 2001):   Thomas L. Glenn, Jr., Dr. Herman D.
                                         James, Frederick R. Raring
    Class II  (Term expiring in 2000):   Clarence D. McCormick

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

2. To approve the action of the Board of Directors in appointing Deloitte & Touche LLP as auditors of the Company for the year 1998.
                       [ ] FOR             [ ] AGAINST           [ ] ABSTAIN

3. To act upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.
               (Continued and to be signed and dated on the other side.)

      (BACK)

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in favor of the election of the listed nominees as a group and in favor of the above proposal.

            SOUTH JERSEY INDUSTRIES, INC. - BOARD OF DIRECTORS PROXY

                               Please sign exactly as name is shown to the left. When shares are held by joint tenants, both must sign. When signing as attorney, executor, admin-istrator, trustee or guardian, please give full title as such.

                               ----------------------------------------------
                               Signature


                               -----------------------------------------------
                               Signature


                               Dated:------------------------------------, 1998

APPENDIX - IMPORTANT NOTICE TO SHAREHOLDERS


                                SJI


                   SOUTH JERSEY INDUSTRIES, INC.


                         IMPORTANT NOTICE
                          TO SHAREHOLDERS


     You recently, received notice of the Annual Meeting of Shareholders to be held at the Office of the Company on Thursday, April 23, 1998. This notice incorrectly reported March 3, 1998, as the record date for the meeting.


     MARCH 2, 1998, IS THE RECORD DATE FOR DETERMINING THE
SHAREHOLDERS OF THE COMPANY ENTITLED TO NOTICE OF AND TO VOTE AT
THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF.